Exhibit 99.1

FOR IMMEDIATE RELEASE

SONIC AUTOMOTIVE ANNOUNCES FINAL OFFER CONSIDERATION FOR EXCHANGE OFFER FOR ALL 5.0% CONVERTIBLE SENIOR NOTES DUE 2029

Charlotte, NC – July 27, 2012 – Sonic Automotive, Inc. (NYSE: SAH) today announced that it has determined the final Offer Consideration in its exchange offer (the “Offer”) to purchase for cash and shares of its Class A common Stock all of its outstanding 5.0% Convertible Senior Notes due 2029 (CUSIP No. 83545GAQ5) (the “Notes”) in accordance with the pricing formula described in its Prospectus, dated July 24, 2012 (the “Prospectus”). The Offer is being made upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal. The Offer will expire at 12:00 midnight, New York City time, at the end of Friday, July 27, 2012, unless it is extended or earlier terminated by the company (as may be extended by the company, the “Expiration Date”). As of the date hereof, there is $134,905,000 aggregate principal amount of Notes outstanding.

The final Offer Consideration being offered per $1,000 principal amount of Notes is $1,503.11. The final Offer Consideration was determined in accordance with the pricing formula described in the Prospectus and is equal to (i) $495 plus (ii) the Average VWAP (as defined in the Prospectus) multiplied by 60.5274. For purposes of the pricing formula, the Average VWAP is $16.6554.

The final Offer Consideration will be paid by (i) a fixed cash payment of $1,000 plus (ii) 30.2070 shares of Sonic Automotive, Inc.’s Class A common stock, which is the number of shares equal to the quotient of the total value of the Offer Consideration less the fixed cash payment, divided by the Average VWAP (as defined in the Prospectus). In addition, holders will receive, in respect of their Notes that are accepted for exchange, accrued and unpaid interest on such Notes to, but excluding, the settlement date of the Offer. Cash will be paid in lieu of fractional shares.

The “Average VWAP” means the sum of the Daily VWAPs (as defined below) for each day of the Averaging Period (as defined below) divided by 10. The “Averaging Period” means the period of 10 consecutive trading days beginning on the ninth trading day preceding the Pricing Date and ending on the Pricing Date (as defined herein). The “Daily VWAP” for any trading day means the per share volume-weighted average price of Sonic Automotive, Inc.’s Class A common stock on the NYSE, as displayed under the heading “Bloomberg VWAP” on Bloomberg page SAH.N <Equity> AQR (or its equivalent successor if such page is not available), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of the NYSE on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of Sonic Automotive, Inc.’s Class A common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Sonic Automotive, Inc.). The Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

The terms and conditions of the Offer appear in the Prospectus and the Letter of Transmittal, both of which were distributed to all holders of the Notes. The Offer is subject to a minimum tender condition and certain other conditions as more fully described in the Prospectus. As disclosed in the Prospectus, Sonic expressly reserves the right to waive certain of these conditions in whole or in part at any or at various times in its sole discretion.

None of the company, its management or board of directors, the dealer managers, the exchange agent or the information agent makes any recommendation to any holder of Notes as to whether to tender any Notes in the Offer. None of the company, its management or board of directors, the dealer managers, the exchange agent or the information agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in the Prospectus or in the Letter of Transmittal.

Information on the Offer

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are serving as joint lead dealer managers in connection with the Offer. Global Bondholder Services Corporation is acting as the exchange agent and information agent for the Offer. Questions regarding the Offer should be directed to J.P. Morgan Securities LLC, at (800) 261-5767 (toll-free), Merrill Lynch, Pierce, Fenner & Smith Incorporated, at (888) 803-9655 (toll-free), or Wells Fargo Securities, LLC, at (800) 326 -5897 (toll-free). Requests for copies of the Prospectus and the Letter of Transmittal may be directed to Global Bondholder Services Corporation by phone at (212) 430-3774 (for banks and brokers) and (866) 857-2200 (for all other callers) or in writing at 65 Broadway, Suite 404, New York, New York 10006. This press release is for information purposes only and shall not constitute an offer to purchase, a solicitation of an offer to purchase, or an offer to sell or solicitation of an offer to sell any securities. The Offer may be made only pursuant to the terms and conditions of the Prospectus, the Letter of Transmittal and the other related Offer materials. A Registration Statement on Form S-4, which includes the Prospectus and the Letter of Transmittal, relating to the Offer and the securities offered thereby has been filed with the Securities and Exchange Commission. Holders of the Notes are encouraged to read the Registration Statement, including the Prospectus, and the exhibits to those filings, including the Letter of Transmittal, carefully before making any decision with respect to the Offer because they contain important information. The Registration Statement, Prospectus, the Letter of Transmittal and other related Offer materials including the Schedule TO will be available free of charge at www.sec.gov.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the nation’s largest automotive retailers. Sonic can be reached on the web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements pertaining to an exchange offer. There are many factors that affect management’s views about future events and trends of our business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions in the markets in which we operate, the rate and timing of the overall economic recovery or decline and the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking information.